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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

            COVISTA COMMUNICATIONS, INC. ANNOUNCES OPERATING RESULTS
                 FOR QUARTER AND SIX MONTHS ENDED JULY 31, 2004

CHATTANOOGA, TN - September 9, 2004 - Covista Communications, Inc. (NASDAQ symbol: CVST) today announced operating results for the three and six-month periods ended July 31, 2004.

For the three months ended July 31, 2004, the Company reported a loss of $1,150,000 or $0.06 a share on revenues of $18,355,000 as compared with a loss of $885,000 or $0.05 per share on revenues of $21,457,000 for the prior year's fiscal period. The Company reported a loss of $3,150,000 or $0.18 per share on revenues of $36,549,000 for the six months ended July 31, 2004, as compared with a loss of $1,663,000 or $0.09 per share on revenues of $44,727,000 for the comparable period in the prior fiscal year.

The overall revenue decrease is primarily related to a decline in the retail commercial segment, partially offset by moderate growth in the KISS residential segment.

The Company has previously announced that, subsequent to July 31, 2004, it had successfully closed a transaction where it sold the majority of its retail commercial customer base and selected assets to PAETEC Communications for cash.

The moderate growth in the KISS segment is primarily attributed to the marketing of local service to residential users in selected markets. While the Company has launched local services to the KISS residential segment in certain markets, it plans to expand the number of markets in which it intends to offer its local and long distance bundled product offering.

John Leach, Jr., Covista's President and Chief Executive Officer, stated, "Closing the transaction with PAETEC provides us with significant advantages as we seek to navigate through pending uncertain regulatory waters. The transaction not only strengthens our working capital position, but also enables us to improve our geographic focus related to target customers as well as the infrastructure and costs related to our switching network and back office customer support requirements."

We are providing the following consolidated summary of operations (unaudited) for the three and six- month periods ended July 31, 2004 and 2003 (amounts and number of shares in thousands except for per share data):

                                       Three-Months Ended July 31             Six-Months Ended July 31
                                        2004                2003               2004               2003
                                  ---------------------------------------------------------------------------
Revenues                                    $18,355             $21,457            $36,549           $44,727
Cost and expense                             19,406              22,251             39,509            46,223
Operating loss                              (1,052)               (794)            (2,960)           (1,496)
Other expense, net                             (98)                (91)              (190)             (167)
Net loss                                    (1,150)               (885)            (3,150)           (1,663)
Comprehensive loss                         $(1,150)              $(885)           $(3,150)          $(1,663)
                                  ---------------------------------------------------------------------------
Basic loss per common share                 $(0.06)             $(0.05)            $(0.18)           $(0.09)
Diluted loss per common share               $(0.06)             $(0.05)            $(0.18)           $(0.09)
Average number of common shares
         Basic                               17,822              17,783             17,822            17,783
         Diluted                             17,822              17,783             17,822            17,783



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About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga, Dallas and Minneapolis. Covista operates Network Operation, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com. About Covista:

Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-k and form 10-q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.


Contact:
Frank Pazera
Executive Vice President and Chief Financial Officer
Covista Communications, Inc.
Tel: (423) 648-9500
Fax: (423) 648-9502
E-mail: fpazera@covista.com